PROXY

                         SPECIAL MEETING OF SHAREHOLDERS
                        OF TRI-STATE FINANCE CORPORATION

                                February 18, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints Richard C. Tucker as proxy of the undersigned to vote as designated below on behalf of the undersigned as a holder of the Class A Common Stock of Tri-State Finance Corporation ("Class A Common Stock") and to vote as designated below all shares of Class A Common Stock that the undersigned held of record on January 13, 1998, which the undersigned is entitled to vote, at the special meeting of shareholders of Tri-State Finance Corporation (the "Company") to be held on February 18, 1998, or at any postponement or adjournment thereof, for the purpose of considering and acting on the proposal to approve the Agreement and Plan of Reorganization dated September 23, 1997, among the Company, Tri-State Bank(the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Valley National Bank of Cortez ("Valley"), Val Cor's 99.7% owned subsidiary, an Agreement to Merge between the Company and Val Cor and an Agreement to Merge between Valley and the Bank (collectively, the "Plan of Reorganization"), whereby the Company will merge into Val Cor, with Val Cor being the surviving corporation, and the Bank will merge into Valley, with Valley being the surviving entity (the aforementioned mergers being referred to collectively as the "Reorganization"). Pursuant to the Plan of Reorganization, the holders of shares of the Company's Class A Common Stock and Class B Common Stock (collectively the "Company Common Stock") will receive .9484% of a share of Zions Common Stock in exchange for each share of Company Common Stock. The terms and conditions of the Plan of Reorganization are set forth in the accompanying Proxy Statement/Prospectus. Each Proxy shall have full power of substitution. Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares of the Class A Common Stock and the Class B Common Stock voting separately as a class.

The Directors recommend a vote FOR Proposal 1.

    1.  Approval of the Plan of Reorganization and the Reorganization.

           [ ] FOR         [ ] AGAINST               [ ] ABSTAIN

    2. The Proxy, in his discretion, is authorized to vote on such other business as may properly come before the meeting.

       When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization and the Reorganization.

                           (Each person whose name is on the Company Class A Common Stock certificate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)

                                   ____________________________________
                                   Signature



                                   ____________________________________
                                   Printed Name


                                   Dated: _____________________________
                                          Please date, sign,
                                          and return promptly